Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205298) of Senior Housing Properties Trust and the Registration Statement (Form S-8 No. 333-191081) pertaining to the 2012 Equity Compensation Plan of Senior Housing Properties Trust, of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedules of Senior Housing Properties Trust and the effectiveness of internal control over financial reporting of Senior Housing Properties Trust included in this Annual Report (Form 10-K) of Senior Housing Properties Trust for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2018